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                                 EXHIBIT 2.5

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is entered into on this the 16th day of January, 1996, by and between HALTER FINANCIAL GROUP, INC., a Texas corporation ("HFG"), and SARAH ACQUISITION CORPORATION, a Florida corporation ("Sarah").

                         W  I  T  N  E  S  S  E  T  H:

         WHEREAS, on even date herewith, HFG, Brister's Thunder Karts, Inc., a Louisiana corporation ("Brister's") and Charles Brister (the "Shareholder") entered into that certain Stock Purchase Agreement (the "Purchase Agreement") for the purpose of setting forth the terms and conditions pursuant to which all of the outstanding shares of Brister's (the "Brister's Shares") will be acquired by a to-be-named public acquisition corporation (the "Brister's Acquisition");

         WHEREAS, it is the intention of Sarah to become the acquiror of the Brister's Shares upon payment of the consideration to the Shareholder as specifically set forth in the Purchase Agreement;

         WHEREAS, Sarah has relied and will continue to rely upon the expertise of HFG to effect the closing of the Brister's Acquisition, and HFG is committed to assisting Sarah in this effort to the extent that it has aided Sarah with
(i) its previous and pending corporate reorganization, (ii) certain capital raising activities, and (iii) its identification and retention of consultants, industry specialists and legal counsel necessary to consummate the transactions contemplated by Purchase Agreement;

         WHEREAS, HFG, for the benefit of Sarah, has paid to Brister's a non-refundable deposit of $20,000 to cover Brister's expenses in the event the Brister's Acquisition is not consummated;

         WHEREAS, HFG is solely responsible for the payment of all fees and expenses incurred by HFG and Sarah in connection with the Brister's Acquisition if the parties are unable to close the transaction in accordance with the terms of the Purchase Agreement;

         WHEREAS, in consideration for HFG's past and expected future services in connection with the Brister's Acquisition and pending the closing thereof, Sarah desires to pay to HFG a consulting fee of $15,000 (the "Consulting Fee") to be paid in accordance with Section 1 of this Agreement; and

         WHEREAS, all defined terms used herein shall have the meaning ascribed to them in the Purchase Agreement unless otherwise defined herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, the parties hereto hereby agrees as follows:

         1. Payment of the Consulting Fee. If the number of Acquiring Company Shares to be delivered to HFG by the Shareholder in accordance with
Section 3.4 of the Purchase Agreement is less than 500,000, then HFG, upon the closing of the Brister's Acquisition and the settlement
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thereof, shall receive from Sarah a cash payment of $10,000 plus the number of available Acquiring Company Shares in full and final satisfaction of the Consulting Fee. HFG and Sarah further agree that if the number of Acquiring Company Shares to be delivered to HFG by the Shareholder exceeds 500,000, then HFG will accept that number of Acquiring Company Shares as full and final satisfaction of the Consulting Fee.

         2. Miscellaneous. This Agreement may not be modified, altered, amended or terminated except by the written agreement of all the parties. If a court of competent jurisdiction determines that any provision contained in this Agreement is void, illegal or unenforceable, the other provisions shall remain in full force and effect and the provision held to be void, illegal or unenforceable shall be limited so that it shall remain in effect to the extent permissible by law. The parties agree to perform and execute all instruments necessary or appropriate to carry out the terms of this Agreement. This Agreement is made and is performable in Dallas County, Texas and shall be governed by the laws of the State of Texas. This Agreement sets forth the entire understanding of the parties and supersedes all prior representations, understandings and agreements, oral or written, made between the parties hereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                            HALTER FINANCIAL GROUP, INC.


                                            By: /s/ TIMOTHY P. HALTER
                                              ----------------------------------
                                               Timothy P. Halter, President


                                            SARAH ACQUISITION CORPORATION


                                            By: /s/ TIMOTHY P. HALTER
                                              ----------------------------------
                                               Timothy P. Halter, Vice President





CONSULTING AGREEMENT - Page 2